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                   CERTIFICATE OF DESIGNATIONS, PREFERENCES,
                              AND RELATIVE RIGHTS,
                        QUALIFICATIONS, LIMITATIONS AND
                                  RESTRICTIONS
                                     OF THE
             SERIES C 6.75% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                             UNIFIED HOLDINGS, INC.

                            -----------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                            -----------------------


      Unified Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, certifies as follows:

      FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain powers, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of the shares of each series so established.

      SECOND: By unanimous written consent of the Board of Directors of the Corporation dated August 1, 1997, the following resolution was adopted setting forth the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of a certain series of said Preferred Stock:

      RESOLVED, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors designates Two Thousand One Hundred (2,100) shares of the Preferred Stock as Series C 6.75% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"). The designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series C Preferred Stock shall be as follows:

      1.    Definitions.
            -----------

      As used herein, the following terms shall have the respective meanings ascribed to them:

      "Board" shall mean the Board of Directors of the Corporation.

      "Business Day" shall mean any day which is not a Saturday or a Sunday or a day on which banks are permitted to close in Indianapolis, Indiana. If any action otherwise required hereunder is scheduled for a day other than a Business Day, then such action may be taken on the next successive Business Day.


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      "Common Stock" shall mean the common stock of the Corporation, $0.01 par value.

      "Corporation" shall mean Unified Holdings, Inc., a Delaware corporation.

      "Dividend Reference Date" shall mean the 25th day of January, April, July and October of each year commencing October 25, 1997, and continuing through and including January 25, 2014.

      "GCL" shall mean the General Corporation Law of the State of Delaware, as amended.

      "Junior Security" shall mean any equity security of any kind which the Corporation shall at any time issue or be authorized to issue other than the Series A, Series B and Series C Preferred Stock.

      "Liquidation Value" of any share of Series C Preferred Stock as of any particular date shall be equal to the sum of (i) the Stated Value plus (ii)
                                                                  ----
an amount equal to any accrued and unpaid dividends on such share.

      "Person" shall mean any individual, partnership, limited partnership, corporation, trust, joint venture, unincorporated organization and a government or any department or agency thereof.

      "Preferred Stock" shall mean the Preferred Stock, par value $0.01 per share, authorized to be issued by the Corporation pursuant to its Amended and Restated Certificate of Incorporation.

      "Redemption Date" shall mean (i) the Dividend Reference Date specified in a Redemption Notice for a redemption of shares of Series C Preferred Stock pursuant to paragraph 4(a) hereof, and (ii) January 25, 2014 for a redemption of shares of Series C Preferred Stock pursuant to paragraph 4(b) hereof.

      "Redemption Notice" shall mean the notice specified in paragraph 4(d) below.

      "Series A Preferred Stock" shall mean the Series A 8% Cumulative Preferred Stock established pursuant to a resolution of the Board and effective as of December 31, 1993.

      "Series B Preferred Stock" shall mean the Series B 8% Cumulative Preferred Stock established pursuant to a resolution of the Board and effective as of December 31, 1993.

      "Series C Preferred Stock" shall mean the Series C 6.75% Cumulative Convertible Preferred Stock established pursuant to this resolution of the Board.

      "Stated Value" of any share of Series C Preferred Stock shall mean One Hundred Dollars ($100.00).

      2.    Dividends.
            ---------

      (a)   General Dividend Obligation.  To the extent funds of the
            ---------------------------
Corporation are legally available therefor, the Board shall declare that the Corporation shall pay to the holders of the Series C Preferred Stock, out of the assets of the Corporation available for the payment of dividends under the GCL, preferential dividends at the times and in the amounts provided for in this paragraph 2 and no more. Dividends shall be paid by mailing the Corporation's good check in the proper amount to each holder of the Series C Preferred Stock to such holder (or the designee of such holder) at such holder's address (or designee's address) as it appears on the Corporation's register on or prior to the due date of

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each dividend or by transferring funds to such holder (or designee) by wire transfer or otherwise so as to be received by such holder (or designee) on the due date of such dividend.

      (b)   Calculation of Dividends.  Dividends on each share of Series C
            ------------------------
Preferred Stock shall be calculated cumulatively on a daily basis at the rate and in the manner prescribed herein from (but not including) the date of issuance of such share to and including the date on which the Liquidation Value of such share is paid pursuant to the provisions hereof, whether or not such dividends shall have been declared and whether or not there shall be (at the time such dividends are calculated or become payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends. For purposes of this paragraph 2(b), the date on which the Corporation shall initially issue any share of Series C Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share shall be made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be originally issued to evidence such share (whether by reason of transfer of such share or for any other reason).

      (c)   Dividend Rate and Payment.  Dividends shall be calculated
            -------------------------
cumulatively (but shall not compound) on a daily basis on each share of Series C Preferred Stock at the rate of six and three-fourths percent (6.75%) per annum (based on a 365/366-day year) of the Stated Value thereof. Dividends shall be paid to the holders of the shares of Series C Preferred Stock on each Dividend Reference Date commencing October 25, 1997. Each of such dividend payments on each such Dividend Reference Date shall be in an amount equal to the dividends calculated from (but not including) the preceding Dividend Reference Date (or from, but not including, the original date of issuance of the Series C Preferred Stock in the case of the initial Dividend Reference Date). Notwithstanding the foregoing, in no event shall the Corporation be required to pay any such dividend to the extent the payment of such dividend would violate any provision of the GCL. Any dividends not paid on their respective Dividend Reference Dates shall continue to accumulate (and shall not compound) until paid.

      (d)   Distribution of Partial Dividend Payments.  If on any Dividend
            -----------------------------------------
Reference Date the Corporation shall pay less than the total amount of dividends then calculated on the Series C Preferred Stock, such payment shall be distributed among the holders of the Series C Preferred Stock so that an equal amount shall be paid with respect to each outstanding share.

      3.    Liquidation.  Upon any liquidation, dissolution or winding up of
            -----------
the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Securities of the Corporation, to be paid out of the assets of the Corporation available for distribution to its stockholders (whether from capital, surplus or earnings) an amount in cash equal to the aggregate Liquidation Value of all shares of Series C Preferred Stock outstanding, and the holders of the Series C Preferred Stock shall not be entitled to any further payment. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed among the holders of the Series C Preferred Stock shall be insufficient to permit payment to the holders of Series C Preferred Stock of the amount that they are entitled to be paid as aforesaid, then the entire remaining assets of the Corporation shall be distributed to the holders of the Series C Preferred Stock ratably based upon the aggregate Liquidation Value of the shares of Series C Preferred Stock held by them. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Series C Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining assets of the Corporation may be distributed to the holders of Junior Securities of the Corporation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by the Corporation by certified or registered mail, return receipt requested, not less than thirty (30) days prior to the payment date stated therein, to each

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record holder of any share of Series C Preferred Stock at the address of such record holder shown on the Corporation's records. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale, exchange or transfer by the Corporation of less than substantially all of its assets, nor any reduction of the capital of the Corporation, shall of itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this paragraph 3.

      4.    Redemptions.
            -----------

      (a)   Redemption at Option of Corporation.  The Corporation may, at its
            -----------------------------------
sole option and discretion, redeem on any Dividend Reference Date any whole number of shares of Series C Preferred Stock, provided that (i) no shares of the Series A Preferred Stock or Series B Preferred Stock then are outstanding, (ii) all accrued dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then have been paid, and (iii) the Corporation has funds legally available to effect such redemption. The price at which such shares of Series C Preferred Stock may be redeemed shall be an amount per share equal to the Liquidation Value. The shares of Series C Preferred Stock that the Corporation elects to redeem pursuant to this paragraph 4(a) shall be redeemed from the holders of such shares on a pro rata basis, based on the number of shares of Series C Preferred Stock owned by each such holder as a proportion of the total number of shares of Series C Preferred Stock then outstanding.

      (b)   Mandatory Redemption.  Subject to paragraph 5 below, the
            --------------------
Corporation shall redeem all of the issued and outstanding shares of Series C Preferred Stock on January 25, 2014, at an amount per share equal to the Liquidation Value.

      (c)   Notice of Redemption.  Not more than sixty (60) days and not less
            --------------------
than thirty (30) days prior to any Dividend Reference Date on which the Corporation desires to redeem any shares of Series C Preferred Stock pursuant to paragraph 4(a), the Corporation shall mail to each holder of shares of Series C Preferred Stock a written notice of redemption (the "Redemption Notice") at his post office address last shown on the stock register of the Corporation. The Redemption Notice shall:

            (i) Identify the number of shares of Series C Preferred Stock that are outstanding and the total number of such shares to be redeemed;

            (ii) State the date on which such shares are to be redeemed and the Liquidation Value as of such date; and

            (iii) State that any holder of shares of Series C Preferred Stock to be redeemed shall surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

      (d)   Redemption Procedures.  In connection with a redemption pursuant
            ---------------------
to paragraph 4(a) or 4(b), the Corporation shall give irrevocable instructions and authority to the appropriate officers of the Corporation to set apart and pay, from funds legally available for such redemption, on or after the Redemption Date, the Liquidation Value to the respective record holders upon the surrender of their share certificates. In the event less than all of the shares represented by any such certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares. From and after the Redemption Date (except as provided in the last sentence of paragraph 5 below) the shares of Series C Preferred Stock so redeemed shall no longer be outstanding and dividends shall cease to accrue, and the

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holders thereof shall cease to be stockholders with respect thereto and shall have no further rights regarding the shares so redeemed except the right to receive payment of the Liquidation Value of such shares, without interest, upon surrender of their certificates therefor. Any monies so set apart and unclaimed at the end of two years (or any longer period required by law) from the Redemption Date shall no longer be set aside and shall become unallocated assets of the Corporation, and thereafter the holders of shares who were entitled to such monies shall, subject to applicable laws, look to the Corporation for payment of the Liquidation Value thereof.

      5.    Insufficient Funds.  If on January 25, 2014, the funds of the
            ------------------
Corporation legally available for a redemption shall be insufficient to redeem all shares of Series C Preferred Stock required to be redeemed under paragraph 4(b) hereof, (whether due to the provisions of the GCL or otherwise), funds to the maximum extent legally available for such purpose shall be utilized by the Corporation to redeem the maximum number of shares of Series C Preferred Stock on such date which may be redeemed from such funds. Such redemption shall be made on a pro rata basis to the holders of shares of Series C Preferred Stock. If, because sufficient funds are not legally available, the Corporation shall fail to redeem all of the issued and outstanding shares of Series C Preferred Stock at such time, the Corporation shall redeem such shares as promptly as practicable after funds are legally available therefor as shown by the Corporation's quarterly or annual financial statements.

      6.  Status of Shares.  Shares of Series C Preferred Stock redeemed,
          ----------------
purchased or otherwise acquired for value by the Corporation, including by redemption in accordance with paragraph 4, shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock.

      7.    Convertibility Rights.
            ---------------------

      (a)   Conversion by Holder.  Each share of Series C Preferred Stock
            --------------------
shall be convertible, at any time at the option of the holder thereof, into one hundred thirty-five (135) shares of Common Stock of the Corporation, taking into account any appropriate adjustments under paragraph 7(b) below. Such right of conversion shall be exercisable by such holder's delivery of written notice of conversion to the Corporation specifying the number of shares of Series C Preferred Stock to be converted, and such holder's compliance with the other terms of conversion set forth in paragraph 7(b) below.

      (b)   Mechanics of Conversion.  Concurrently with a holder's notice of
            -----------------------
conversion of Series C Preferred Stock, such holder shall (i) surrender his or her certificates representing the aggregate shares of Series C Preferred Stock being converted by such holder, duly endorsed and with signature guaranteed, at the principal office of the Corporation in the State of Indiana (or at such other place as the Corporation reasonably designates), and (ii) pay any transfer tax if the shares of Common Stock are to be issued in any name other than the name of the holder of the Series C Preferred Stock being converted. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock (or his or her nominee) one or more certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed effective immediately prior to the close of business on the date of the surrender of the last of the certificates representing the Series C Preferred Stock being converted, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock on such date.

      (c)   Adjustments for Changes in Capitalization.  In the event of any
            -----------------------------------------
increase or decrease in the number of the issued shares of the Common Stock by reason of a stock dividend, stock

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split, reverse stock split or consolidation or combination of shares and the like at any time or from time to time after the date hereof such that the holders of Common Stock shall have had an adjustment made, without payment therefor, in the number of shares of Common Stock owned by them or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled or required to have had an adjustment made in the number of shares of Common Stock owned by them, without payment therefor, there shall be a corresponding adjustment as to the number of shares of Common Stock receivable upon conversion of each share of Series C Preferred Stock with the result that the holder's proportionate interest in the Common Stock shall be maintained as before the occurrence of such event. If the Corporation shall effect a plan of recapitalization, reclassification, reorganization or other like capital transaction or shall merge or consolidate with or into another corporation or convey all or substantially all of its assets to another corporation at any time or from time to time on or after the date hereof, then in each such case the holder, upon the conversion of Series C Preferred Stock at any time after the consummation of such recapitalization, reclassification, reorganization or other like capital transaction or of such merger, consolidation or conveyance, shall be entitled to receive (in lieu of the securities or other property to which such holder would have been entitled to receive upon conversion prior to such consummation), the securities or other property to which such holder would have been entitled to have received upon consummation of the subject transaction if the holder hereof had converted the Series C Preferred Stock immediately prior to such consummation, but subject to further adjustment pursuant to the immediately preceding sentence.

      (d)   Reservation of Shares.  At all times while the Series C Preferred
            ---------------------
Stock remains outstanding, the Corporation shall take or cause to be taken all actions appropriate to ensure that the Corporation at all times has reserved sufficient authorized and unissued shares of Common Stock (or other equity securities) to enable the Corporation to fulfill its obligations under this paragraph 7 in the event of conversion of Series C Preferred Stock.

      (e)   Liquidation Value and Unpaid Dividends.  Upon the conversion of
            --------------------------------------
any share of Series C Preferred Stock, the holder thereof shall forfeit his right to receive the Liquidation Value or Redemption Price of such share, and the Corporation thereafter shall not be required to pay at any time, nor shall the holder of such converted share of Series C Preferred Stock have any claim to, the Liquidation Value or Redemption Price of such share. At the time the Corporation delivers the certificate(s) evidencing the Common Stock acquired by the holder upon conversion, the Corporation shall deliver to such holder the accrued and unpaid dividends on the Preferred Shares so converted, through the effective date of conversion.

      8.    Restrictions.
            ------------

      (a) So long as any Series C Preferred Stock shall be outstanding, the Corporation shall not, except with the written consent of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock, create any class or series of stock ranking as to payment of dividends or as to liquidation preference, having a priority over or on a parity with the Series C Preferred Stock, except only (i) shares of Series A Preferred Stock, (ii) shares of Series B Preferred Stock, and (iii) shares of any series of Preferred Stock issued in replacement or exchange for outstanding shares of Series A and/or Series B Preferred Stock, provided that the
                                                    -------- ----
aggregate liquidation preference and dividend rate of any such replacement or new series are not more than the aggregate liquidation preference and dividend rate of the replaced or exchanged Series A and/or Series B Preferred Stock immediately prior to such replacement or exchange.

      (b) So long as any Series C Preferred Stock shall remain outstanding, the Corporation shall not, except with the written consent of the holders of not less than a majority of then outstanding

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
shares of Series C Preferred Stock, amend, alter or repeal the Corporation's Certificate of Incorporation (or any certificate amendatory or supplementary thereto) or by-laws in a manner adversely affecting any of the powers, preferences and rights set forth herein.

      (c) So long as any Series C Preferred Stock shall remain outstanding, the Corporation shall not pay any dividend or make any other distribution upon any Junior Securities unless all dividends and other payments (including but not limited to redemption payments) theretofore required to be paid by the Corporation with respect to the Series A, Series B and Series C Preferred Stock have been paid in full.

      9.    Voting Rights.
            -------------

      (a) The holders of shares of Series C Preferred Stock shall be entitled to vote on matters coming before the stockholders of the Corporation, with each share of Series C Preferred Stock having a number of votes from time to time equal to the number of shares of Common Stock into which such share of Series C Preferred Stock them is convertible (i.e., initially each share of
                                              ----
Series C Preferred Stock shall be entitled to one hundred thirty-five (135) votes). Voting by holders of Series C Preferred Stock shall be together with the holders of the Common Stock (and the Series A Preferred Stock and Series
B Preferred Stock, if then having voting rights), and the holders of Series C Preferred Stock shall have no right to vote as a class except to the extent a class vote is required under the GCL.

      (b) No vote or consent of the holders of the Series C Preferred Stock shall be required for the authorization (including an increase in the authorized number of shares of any Junior Securities) or issuance of any Junior Securities of the Corporation (including, by way of example and not by way of limitation, any issuance of Junior Securities by means of a dividend); provided, however, that the Corporation shall not issue any Junior Securities
-------- --------
that have class voting rights beyond those required by law, except upon the prior written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

      10.   Closing of Books.  The Corporation will not close its books
            ----------------
against the transfer of any share of Series C Preferred Stock.

      11.   Registration of Transfer.  The Corporation shall keep at its
            ------------------------
principal office in the State of Indiana (or at such other place as the Corporation reasonably designates) a register for the registration of shares of Series C Preferred Stock. Upon the surrender of any certificate representing shares of Series C Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares of Series C Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares of Series C Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate; and dividends shall be calculated cumulatively on a daily basis on the shares of Series C Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on the shares represented by the surrendered certificate at the rate and in the manner applicable to such surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance; provided that the
                                                     --------
Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the surrendered certificate.

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      12.   Replacement.
            -----------

            (a) Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series C Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or a bond reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series C Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, on which dividends shall be calculated cumulatively on a daily basis from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate at the rate and in the manner applicable to such certificate.

            (b) The term "outstanding" when used herein with reference to shares of Series C Preferred Stock as of any particular time shall not include any such shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation in accordance with paragraph 11 or this paragraph 12, but shall include only those shares represented by such new certificate.

      13.   Amendment and Waiver.  No amendment, modification or waiver of any
            --------------------
provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege granted hereby shall operate as a waiver, amendment or modification of any provision hereof.

      IN WITNESS WHEREOF, Unified Holdings, Inc. has caused this Certificate to be signed by its President this 15th day of October, 1997.

                                          UNIFIED HOLDINGS, INC.



                                          By:  /s/ Lynn E. Wood
                                             ---------------------------------
                                               Lynn E. Wood, President

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